Exhibit 99.3

FIRST AMENDMENT

TO

LIAZON CORPORATION 2011 EQUITY INCENTIVE PLAN

This First Amendment (the “Amendment”) to the 2011 Equity Incentive Plan (the “Plan”) of Liazon Corporation, a Delaware corporation (the “Company”), is effective as of April 10, 2012.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend the Plan in the manner hereinafter provided subject to approval by the Company’s stockholders.

NOW, THEREFORE, be it effective as of the date of approval by the Company’s stockholders, the Plan is amended as follows:

1. Amendment to Section 3(a). Section 3(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a) Shares Subject to the Plan. The Shares to be subject to or related to Awards under the Plan will be authorized and unissued Shares of the Company, whether or not previously issued and subsequently acquired by the Company. The maximum number of Shares that may be subject to Award under the Plan is 4,068,482, all of which may be issued in respect of Incentive Stock Options. The Company will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares.”

2. Except as set forth herein, the Plan shall remain in full force and effect without modification.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned officer hereby certifies that the foregoing amendment to the Plan was duly adopted and approved by the Board.

Dated: April 10, 2012

LIAZON CORPORATION

By:	/s/ Ashok Subramanian
	Name:	Ashok Subramanian
	Title:	President and Chief Executive Officer